EXHIBIT 10.2

CEO SEVERANCE BENEFITS
If prior to a “Change of Control” (as defined in Blue Nile’s 2015 Change of Control Severance Plan (the “Severance Plan”), Mr. Kanter is terminated without “Cause” (and other than as a result of his death or disability), and provided such termination constitutes a Separation from Service (as defined in the Severance Plan), and provided he signs and returns Blue Nile’s standard general waiver and release of all claims and allows such release to become effective not later than the 60th day following his Separation from Service, Blue Nile will provide Mr. Kanter with the following severance benefits (collectively, the “Severance Payments”):

i.
A lump sum cash payment in an amount equal to 200% of his then-current annual base salary. This cash payment will be paid in a lump sum on the 60th day after the date of his Separation from Service, subject to applicable withholdings.

ii.
A lump sum cash payment in an amount equal to: (a) his actual bonus under Blue Nile’s Executive Cash Bonus Plan (or any similar applicable plan) (the “Bonus Plan”) for the fiscal year in which his Separation from Service occurs, as determined under the terms of the Bonus Plan based solely on the achievement of the “Section 162(m) Performance Goal” (as defined in the Bonus Plan) or any similar goal for such fiscal year, without the exercise of any negative discretion by the Compensation Committee of the Board of Directors based on any other goals or factors, measured as of the end of such fiscal year; provided, however, that the amount of any such actual bonus may not exceed his target bonus under the Bonus Plan for such fiscal year; multiplied by (b) a fraction, the numerator of which is the number of months he was employed during such fiscal year (employment for a partial month will be calculated as if employed for the full month) and the denominator of which is twelve (12). This cash payment will be paid in a lump sum after the end of such fiscal year (at the time bonuses are generally paid under the Bonus Plan to other participants), but in no event later than the 15th day of the third month following the end of such fiscal year, subject to applicable withholdings.

iii.
If he timely elects and remains eligible for continued coverage under COBRA (or any similar state law), the Company will pay Mr. Kanter on the first day of each month following his Separation from Service (except as set forth below), a cash payment equal to the applicable COBRA premiums for that month (including premiums for him and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (i) the duration of the period in which Mr. Kanter and his eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) 18 months. Mr. Kanter will not be obligated to use the Special Cash Payment toward the cost of COBRA premiums. If he becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the period provided in this paragraph, Mr. Kanter will be required to immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments and shall have no further obligations under this paragraph.

For purposes of Mr. Kanter’s severance benefits hereunder, termination for “Cause” shall mean any of the following:  (i) his conviction of, or guilty plea or plea of nolo contendere to, to a felony under the laws of the United States or of any state, or a crime involving moral turpitude or dishonesty (including, but not limited to, fraud, theft, or embezzlement); (ii) his participation in any fraud or act of dishonesty against Blue Nile; (iii) his willful misconduct, or his material breach of any agreement between Mr. Kanter and Blue Nile (including, but not limited to, his offer letter or the Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement); (iv) conduct that Blue Nile determines, in good faith, demonstrates unfitness for the job; (v) his engagement in any activity that constitutes a material conflict of interest with Blue Nile; or (vi) his significant failure to perform his duties, gross neglect of his duties, or refusal to comply with any lawful directive of the Board of Directors, which conduct, if capable of cure or remedy, is not cured or remedied within 30 days following Mr. Kanter’s receipt of written notice from the Board of Directors.
Application of Section 409A of the Code. It is intended that all of the benefits provided hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and the benefits hereunder will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the benefits hereunder will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Mr. Kanter’s right to receive any installment payments hereunder will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. If Blue Nile determines that any of the payments upon a Separation from Service provided hereunder (or under any other arrangement with Mr. Kanter) constitute “deferred compensation” under Section 409A and if Mr. Kanter is a “specified employee” of Blue Nile, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, at the time of his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Mr. Kanter’s Separation from Service, and (ii) the date of Mr. Kanter’s death (such earlier date, the “Delayed Initial Payment Date”), Blue Nile will (A) pay Mr. Kanter a lump sum amount equal to the sum of the payments upon Separation from Service that he would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred. If Section 409A is not applicable by law to Mr. Kanter, Blue Nile will determine whether any similar law in his jurisdiction applies and should be taken into account.